As filed with the Securities and Exchange Commission on March 22, 2016

File No. 333-171155

File No. 333-186556

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT No. 333-171155

FORM S-3 REGISTRATION STATEMENT No. 333-186556

Under

The Securities Act of 1933

JACKSONVILLE BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	59-3472981
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

100 North Laura Street, Suite 1000

Jacksonville, Florida 32202

(904) 421-3040

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Edwin W. Hortman, Jr.

Chief Executive Officer

Ameris Bancorp

310 First St., S.E.

Moultrie, Georgia 31768

(229) 890-1111

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public:  Not applicable

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to the following registration statements on Form S-3 (collectively, the “Registration Statements”) of Jacksonville Bancorp, Inc., a Florida corporation (the “Company”), which were filed with the Securities and Exchange Commission (the “SEC”):

1.	Registration Statement No. 333-171155, which was filed with the SEC on December 14, 2010.

2.	Registration Statement No. 333-186556, which was filed with the SEC on February 8, 2013 and which was amended by Pre-Effective Amendment No. 1 filed with the SEC on April 2, 2013.

On September 30, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ameris Bancorp, a Georgia corporation (“Ameris”). On March 11, 2016, pursuant to the Merger Agreement, the Company was merged with and into Ameris, with Ameris being the surviving entity (the “Merger”).

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offerings, the Company removes from registration any and all shares of the Company’s common stock and nonvoting common stock that were registered for issuance and that have not been sold by the holders of such securities through the Registration Statements as of the effective time of the Merger. The Company is filing the Post-Effective Amendment to reflect the deregistration of such securities.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Form 8-K filed with the SEC on October 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant (as successor to Jacksonville Bancorp, Inc.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Moultrie, State of Georgia, on this 22nd day of March, 2016.

AMERIS BANCORP (as successor to Jacksonville Bancorp, Inc.)
By:	/s/ Dennis J. Zember Jr.
Name:	Dennis J. Zember Jr.
Title:	Executive Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.